SELECTIVE GRAPHIC OMITTED

                                            Selective Insurance Group, Inc.
                                            40 Wantage Avenue
                                            Branchville, New Jersey 07890
                                            www.selective.com


For release at 4:15 p.m. (EST) on April 26, 2005
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher
973-948-1774, dale.thatcher@selective.com


                       Selective Insurance Group Reports
                          First Quarter 2005 Earnings
                     GAAP combined ratio improved to 95.1%
                  Net income up 31%; operating income up 36%
              Commercial lines net premiums written increased 9%

Branchville, NJ - April 26, 2005 - Selective Insurance Group, Inc. (NASDAQ:
SIGI), today reported its financial results for the first quarter ended March 31, 2005.

Compared with the first quarter of 2004:

-    Net income increased 31%, to $36.1 million, or $1.15 per diluted share;
- Operating income(1) increased 36%, to $32.6 million, or $1.04 per diluted share;
-    The GAAP combined ratio improved 2.8 points to 95.1%;
-    The statutory combined ratio improved 2.2 points to 93.5%;
          - The commercial lines statutory combined ratio improved 0.5 points to 92.9%;
          - The personal lines statutory combined ratio improved 9.8 points (including flood operations) to 96.3%;
-    Net premiums written (NPW) increased 6% to $396.8 million;
          -    Commercial lines NPW increased 9% to $348.2 million;
          -    Personal lines NPW declined 12% to $48.6 million; and
-    Total revenue was up 9% to $408.3 million.


_________________

(1) Operating income differs from net income by the exclusion of realized gains or losses on investment sales and the cumulative effect of change in accounting principle. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the attached GAAP Highlights and Reconciliation to Comparable GAAP measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Weather-related catastrophe losses accounted for only 0.1 point of the GAAP and statutory combined ratios for the first quarter 2005, or $0.3 million, after-tax, compared to 1.5 points, or $3.0 million, after-tax, for the first quarter of 2004.

Gregory E. Murphy, Selective Insurance Group Chairman, President and CEO, stated: "This was another solid quarter for Selective, driven by the continued, strong performance of our core commercial lines operation, which represents 84% of total premium. For the quarter, commercial lines net premiums written grew 9%, including $62.5 million of new business; the statutory combined ratio dropped below 93%; renewal prices increased 6%, including exposure; and account retention remained stable. As a top regional company with an "A+" rating from A.M. Best, we believe we are favorably positioned to meet accelerating commercial lines market competition. Agents and customers place tremendous value on our field presence, "high-tech" business approach, and value-added products and services that enable us to retain the best accounts while continuing to grow at a more moderate rate.

"In personal lines, our efforts to build a smaller but more profitable business yielded a nearly 10-point drop in the statutory combined ratio for the quarter, including the favorable impact of our flood business. Stiff competition from new market entrants in New Jersey adversely affected the growth of our personal automobile business. We continue to adjust our competitive position and remain focused on maintaining healthy margins in the pursuit of top line growth."

The Company's Diversified Insurance Services turned in a strong quarter, contributing $0.06 in earnings per diluted share. Revenue at these fee-based businesses was up 15%, to $27.8 million, for the quarter, compared to first quarter 2004. Return on revenue was 7.4%, compared to 6.1% in the first quarter of 2004.

After-tax investment income for the quarter increased 13%, to $24.7 million, compared to the same period last year. At March 31, 2005, Selective's consolidated assets reached $4 billion, including $2.9 billion in the company's investment portfolio; stockholders' equity was $889.2 million; and book value per share was up 9% to $31.35, compared to first quarter 2004. The Board of Directors declared a $0.19 per share quarterly cash dividend on Selective's common stock payable June 1, 2005, to stockholders of record on May 16, 2005.

Effective immediately, the Board of Directors approved a stock repurchase plan of up to five million shares through April 26, 2007. The new plan replaces the existing stock repurchase program that was to expire November 30, 2005, of which 2.4 million shares were still authorized for repurchase.

Effective in the first quarter, Selective began expensing stock options with the adoption of Financial Accounting Standard (FAS) 123R. The adoption had no material impact on net income for the quarter, and is expected to have an approximate impact of $0.02 per share for full-year 2005. FAS 123R also requires the Company to estimate the impact of forfeitures for stock options and restricted stock at the original grant date and reduce stock compensation expense accordingly. This facet of FAS 123R led to a positive $0.02 impact on net income for the quarter as a cumulative effect of the accounting change.
The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective's public website at www.selective.com. The webcast of Selective's quarterly analyst conference call will be simulcast at 8:30am EST, on April 27, 2005, at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 27, 2005.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources benefits and administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance. Such statements are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These forward-looking statements are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective's future performance. Factors that could cause Selective's actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the United States Securities and Exchange Commission ("SEC") and those associated with:

o the frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
o    adverse economic, market or regulatory conditions;
o the concentration of our business in a number of East Coast and Midwestern states;
o    the adequacy of our loss reserves;
o    the cost and availability of reinsurance;
o    our ability to collect on reinsurance and the solvency of our reinsurers;
o    uncertainties related to insurance rate increases and business retention;
o changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states particularly changes in New Jersey automobile insurance laws and regulations;
o our ability to maintain favorable ratings from A.M. Best, S&P, Moody's and Fitch;
o fluctuations in interest rates and the performance of the financial markets which may affect our investment income; and
o    our entry into new markets and businesses.


Selective's SEC filings can be accessed through the Investors and Corporate
Governance sections of the company's website, www.selective.com, or through the SEC's EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

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

Selective Insurance Group, Inc. (Nasdaq: SIGI)*
     GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
                                 GAAP Measures
(in thousands, except per share data)
-------------------------------------------------------------------------------------------------
3 months ended March 31:                                                  2005             2004
------------------------                                                  ----             ----
Net premiums written                                                $    396,778         375,262
Net premiums earned                                                      342,740         315,306
Net investment income                                                     32,362          29,460
Diversified insurance services revenue                                    27,752          24,231
Total revenues                                                           408,306         375,120

Operating income                                                          32,618          24,053
Capital gain, after-tax                                                    2,988           3,475
Cumulative effect of change in accounting principle, net of tax              495               -
                                                                      -----------   -------------
Net income                                                          $     36,101          27,528
                                                                      ===========   =============

Statutory combined ratio                                                   93.5%           95.7%
GAAP combined ratio                                                        95.1%           97.9%

Operating income per diluted share                                  $       1.04            0.77
Net income per diluted share                                                1.15            0.88
Weighted average diluted shares                                           32,151          32,218
Book value per share                                                $      31.35           28.88

   *All amounts included in this release exclude inter-company transactions.


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